CONFIRMING STATEMENT


This Statement confirms that the undersigned, John G. Mayer, has authorized and designated Steven Richards to execute and file on the undersigned's behalf the Form 4 that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of TTM Technologies, Inc. The undersigned acknowledges that Steven Richards is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Dated:  June 30,
2003	                                     /s/ John G. Mayer